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                                                                    EXHIBIT 10.7

                                                                  EXECUTION COPY

                 MPC/PP&L COLSTRIP UNITS 3&4 GENERATING PROJECT
                          RECIPROCAL SHARING AGREEMENT

         This MPC/PP&L COLSTRIP UNITS 3&4 GENERATING PROJECT RECIPROCAL SHARING AGREEMENT (this "Agreement"), is entered into as of December 17th, 1999, by and between PP&L MONTANA, LLC, a Delaware limited liability company ("PP&L Montana"), and THE MONTANA POWER COMPANY, a Montana corporation ("MPC" and, collectively, with the PP&L Montana, the "Parties").

                                    RECITALS:

1. The ownership, operation and maintenance of the Project is governed by that certain Ownership and Operation Agreement, dated as of May 6, 1981 and amended on October 11, 1991 and July 13, 1998, by and between MPC, Puget Sound Energy, Inc. (formerly named "Puget Sound Power & Light Company"), a Washington corporation, Avista Corporation (formerly named "Washington Water Power Company"), a Washington corporation, Portland General Electric Company, an Oregon corporation, and PacifiCorp (successor by merger to the Maine corporation named "Pacific Power & Light Company"), an Oregon corporation (as amended, modified and supplemented from time to time, the "Ownership Agreement"). Unless otherwise defined in this Agreement (including the Recitals), all other capitalized terms used in this Agreement have the meanings assigned to such terms in the Ownership Agreement.

2. MPC holds interests in (a) that certain Power Sales Agreement (as amended, modified and supplemented from time to time, the "PSE PSA"), dated as of October 1, 1989, by and between MPC and Puget, and (b) that certain Power Sales Agreement (as amended, modified and supplemented from time to time, the "LADWP PSA"), dated July 17, 1989, by and between MPC and Department of Water and Power of the City of Los Angeles (the PSE PSA, the LADWP PSA and any of the replacement power purchase agreements which MPC contemplates entering into in its sole discretion to replace the PSE PSA or the LADWP PSA, collectively, the "CS4 PSAs").

3. Colstrip 3 and Colstrip 4 are relied upon by MPC to serve its customers.

4. The contractual provisions of the Ownership Agreement and the CS4 PSAs require the coordinated operation of Colstrip 3 and Colstrip 4. In furtherance of such coordination and cooperation, the Parties are concurrently executing and delivering a Project Committee Vote Sharing Agreement that will govern the voting of their Shared Vote (as defined therein) that relates to their Project Shares in the Project.

5. MPC's Colstrip 4 Project Share (as defined in the Project Committee Vote Sharing Agreement) is subject to (i) the Participation Agreement dated as of December 16, 1985 (including all exhibits to same as actually executed by the parties thereto), by and among
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         United States Trust Company of New York, a New York corporation
         ("USTC"), Louis P. Young, an individual ("Young" and together with USTC, "Owner Trustee" or "Lessor"), MPC, Bankers Trust Company (the "Indenture Trustee"), Mellon Leasing Corporation (the "Owner Participant" as assignee and successor to Burnham Leasing Corporation, the original Owner Participant)) and the Loan Participants identified therein and (ii) the Participation Agreement, dated as of December 16, 1985 (including all exhibits to same as actually executed by the parties thereto), by and among the Owner Trustee, MPC, the Indenture Trustee, SGE (New York) Associates (the "Owner Participant") and the Loan Participant identified therein (items (i) and (ii), collectively, and as amended, modified and supplemented from time to time, the "Colstrip 4 Leveraged Lease Documents").

         NOW, THEREFORE, in consideration of the foregoing premises, and for other consideration the sufficiency and receipt of which is hereby acknowledged, the Parties agree to the following terms and conditions:

                                    AGREEMENT

         Section 1. Effective Date and Term. This Agreement shall become effective as of the date first written above and shall continue in full force and effect until the occurrence of the Lessor Possession Date (under any of the Colstrip 4 Leveraged Lease Documents). Termination of this Agreement shall not affect the Parties' respective rights and obligations under the Ownership Agreement as Project Users with 15% Project Shares.

         Section 2. Confirmation and Agreement. Consistent with Section 2(c) of the Ownership Agreement, the Parties hereby confirm and agree as follows:

                  (a) subject to the provisions of the Ownership Agreement, each Party holds a fifteen percent (15%) Project Share in the Project;

                  (b) subject to the provisions of this Agreement and the Ownership Agreement, each Party shall be (i) entitled to schedule and take an amount of generation from the Project up to but not to exceed such Parties' respective Project Shares of Net Generating Capability and (ii) obligated to take or otherwise dispose of a percentage of the minimum energy production from the Project in accordance with such Party's Project Share in the Project and Section 13(d) of the Ownership Agreement irrespective of whether a particular cost is specific to Unit 3 or Unit 4; and

                  (c) except for (i) charges payable by the Parties pursuant to
         Section 12 of the Ownership Agreement, (ii) coal transportation charges payable by the Parties pursuant to the Coal Transportation Agreement, and (iii) other Costs of Operation the Project Users pay based on each Project User's allocation of generation (e.g., lime and diesel fuel), the Parties shall be responsible for their respective Project Shares of Costs of Operation and Costs of Construction irrespective of whether a particular cost is specific to Unit 3 or Unit 4.



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         Section 1. Representations and Warranties. Each Party represents and warrants to the other as of the date of this Agreement that:

                  (a) such Party is duly formed and validly existing under the laws of the jurisdiction of its organization and is duly authorized to do business in each other jurisdiction in which it is required to be so qualified with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Party;

                  (b) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid, binding and enforceable agreement of such Party enforceable in accordance with its terms against such Party subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors' rights generally, whether existing at law or in equity, by general equitable principles and by an implied covenant of good faith and fair dealing;

                  (c) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder, other than those that have been made or obtained; and

                  (d) such Party is in material compliance with all laws and legal requirements applicable to its business.

         Section 1. Assignment; Third Party Beneficiaries. Any transfer or assignment by either Party of any part of its interest under this Agreement to any other Person (an "Assignee") shall be subject to the satisfaction of each of the following conditions: (a) the assigning Party under this Agreement shall be simultaneously transferring or assigning a corresponding portion of its Project Share to such Assignee and (b) such Assignee shall have assumed in writing the corresponding duties and obligations of the assigning Party which arise and are attributable to the period after the effective date of the assignment. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties and their successors and assigns permitted hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 2. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Montana without regard to conflicts of laws principles.

         Section 3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 4. Notices and Communications.



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                  (a) Unless otherwise specified herein, all notices under this
Agreement shall be in writing and shall be (i) delivered personally; (ii) sent by a recognized overnight mail or courier service, with delivery receipt requested; or (iii) sent by facsimile transmission, followed by written confirmation, to the Parties at the addresses, telephone and facsimile numbers set forth on the signature pages hereto.

                  (b) All notices sent under this Agreement shall be effective when received by the other Party, except that any facsimile which is received after 5:00 p.m. at the location of the receiving Party shall be deemed to be effective on the next business day.

                  (c) Each Party may change its notice information set forth above by written notice to the other Party pursuant to this Section 7.

         Section 1. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

         Section 2. Conflicts. In the event of a conflict between the Asset Purchase Agreement, on the one hand, and this Agreement on the other hand, the terms and provisions of this Agreement shall govern.

         Section 3. Amendments and Waivers. This Agreement may be amended, supplemented or otherwise modified only in writing executed and delivered by each Party. Notwithstanding the foregoing, the Parties shall not enter into any amendment, supplement, or modification to this Agreement which conflicts with the terms and conditions of the CS4 PSAs or the Ownership Agreement. No waiver of any right under this Agreement shall be binding unless such waiver is in a writing by the Party to be bound. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege under this Agreement, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

                               [SIGNATURES FOLLOW]



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         IN WITNESS WHEREOF, the parties have executed this MPC/PP&L Colstrip
Units 3&4 Generating Project Reciprocal Sharing Agreement as of the date first above written.

                                       THE MONTANA POWER COMPANY


                                       By:    /s/ Richard F. Cromer
                                       Name:  Richard F. Cromer
                                       Title: Executive Vice President

                                       Addresses for Notices:
                                       The Montana Power Company
                                       Energy Supply Division
                                       40 E. Broadway
                                       Butte, MT 59701
                                       Attn: Executive Vice President and Chief
                                       Operating Officer
                                       Telephone Number: (406) 496-5100
                                       Facsimile Number: (406) 497-2150

                                       With a copy of written notices to:
                                       Montana Power Company
                                       40 E. Broadway
                                       Butte, MT 59701
                                       Attn: General Counsel
                                       Facsimile Number: (406) 497-2451


                                       PP&L MONTANA, LLC


                                       By:    /s/ Roger Petersen
                                       Name:  Roger Petersen
                                       Title: President

                                       Address for Notices:
                                       PP&L Montana, LLC
                                       US Bank Building
                                       303 North Broadway,
                                       Suite 400
                                       Billings, Montana 59101
                                       Attention: David Kinnard, General Counsel
                                       Telephone: (406) 869-5100
                                       Facsimile: (406) 869-5149